Exhibit 99.1

EASTON BANCORP, INC. ANNOUNCES APPROVAL

OF GOING PRIVATE TRANSACTION

EASTON, MARYLAND, June 17, 2004 – Easton Bancorp, Inc. announced today that its stockholders approved the Amended and Restated Agreement and Plan of Merger, dated December 5, 2003, at a special meeting of the stockholders held on June 16, 2004. Easton announced that documents to establish the effective date of Easton’s going private transaction were filed effective as of 12:01 a.m., eastern daylight time, on June 17, 2004.

Under the terms of the merger agreement, stockholders owning less than 1,500 shares of Easton’s common stock were converted into the right to receive $16.29 per share in cash at the effective time of the merger. Stockholders owning 1,500 shares or more will continue to hold their shares of Easton common stock. Easton will soon send instructions to its stockholders as of the effective time of the merger concerning how they may receive any cash payment to which they may be entitled. Easton also plans to suspend its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934 in the near future and it is expected that the common stock will no longer be quoted on the Over-the-Counter Bulletin Board.

Easton is a bank holding company and its banking subsidiary, Easton Bank & Trust Company offers traditional banking services in its market areas. Easton Bank & Trust Company is headquartered in Easton, Maryland and has four branch offices.